UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 18, 2012 (December 12, 2012)

BROOKS AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25434	04-3040660
(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 262-2400.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On December 12, 2012, Brooks Automation, Inc. (“Brooks” or the “Company”) committed to a restructuring plan to (i) achieve cost synergies associated with its recent acquisition of Crossing Automation Inc. and (ii) further reduce its costs and improve profitability in light of the continued near-term macro-economic environment. The plan primarily includes the elimination of redundant positions across the Company, as well as the consolidation of office locations in California, Germany, Korea, Singapore, Taiwan and China. Through both of these actions, the Company expects to reduce its workforce by approximately 100 employees, which includes 10 contingent employees, representing approximately 6% of the Company’s workforce. The Company currently expects to substantially complete the restructuring plan prior to the end of the third quarter of fiscal 2013.

Brooks expects to incur approximately $4.0 million in cash charges related to the restructuring plan, most of which will be recognized in the first and second quarters of fiscal year 2013. Of the $4.0 million in cash charges, approximately 90% are the result of severance and other workforce reduction costs, while the remainder relate to costs associated with the office consolidations. The office consolidations are expected to be complete by the end of the third quarter of fiscal year 2013. The Company estimates that these combined actions will avoid future annualized costs of approximately $10.0 million, not including any restructuring charges. The Company expects to achieve additional expense savings from acquisition synergies primarily related to the elimination of certain duplicative costs that Crossing Automation will no longer incur as part of Brooks.

Item 4.01	Changes in Registrant’s Certifying Accountant

On December 12, 2012, the Company finalized the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm for the Company’s 2013 fiscal year, which had been authorized by the Company’s Audit Committee on November 20, 2012. For more information, please see the Company’s 8-K dated November 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason Joseph
Jason Joseph Vice President, General Counsel and Secretary

Date: December 18, 2012